Exhibit 10.4

AMTECH SYSTEMS, INC. AND ITS SUBSIDIARIES
THIRD AMENDMENT TO LEASE

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) dated as of August 11, 2006, by and between Wakefield Investments, Inc., a Massachusetts corporation having an address at P.O. Box 540, Wakefield, Massachusetts 01880 (“Landlord”) and Bruce Technologies, Inc., a Massachusetts corporation having an address at 18 Esquire Road, North Billerica, MA 01862 (“Tenant”).

WITNESSETH

WHEREAS, Wakefield Materials, Inc. (“WMI”) and Kosukai Semiconductor Equipment Corp. (“KSEC”) entered into a Lease (the “Original Lease”) dated as of February 23, 2000, for approximately 12,500 square feet of space (the “Premises”) in the building (the “Building”) known as 18 Esquire Road in Billerica, Massachusetts; and

WHEREAS, Landlord has succeeded to the interest of WMI under the Lease, and Tenant has succeeded to the interest of KSEC under the Original Lease; and

WHEREAS, the Original Lease has been amended by that First Amendment to Lease dated as of November 17, 2004, and by a Second Amendment to Lease dated as of October 18, 2005, between Landlord and Tenant (the Original Lease, as so amended, being referred to as the “Lease”); and

          WHEREAS, Landlord and Tenant now mutually desire to further amend the Lease to expand the size of the Premises for the remainder of the Lease term, to adjust the rent and other charges payable under the Lease accordingly, and to make certain other changes as agreed by the parties, all as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, each to the other paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                    1. Term; Extension. That the Term of the Lease is currently scheduled to expire at 11:59 p.m., Boston time, on March 31, 2010. Landlord and Tenant hereby agree that the Term of the Lease is hereby extended to 11:59 PM, Boston time, on August 31, 2011. Tenant shall have no right or option to extend the Term of the Lease beyond August 31, 2011.

                    2. Effective Date. Expansion. That, from and after September 1, 2006 (the “Effective Date”), and continuing for the remainder of the Term of the Lease, the Premises shall consist of 29,500 square feet of rentable area on the first floor of the Building, as shown on Exhibit A to this Amendment.

                    3. Condition of Premises. (a) That, except as expressly provided herein, Tenant accepts the Premises in its “AS IS” condition as of the date hereof, without any representation or warranty whatsoever by Landlord. Tenant acknowledges that it has occupied and maintained the Premises prior to the date hereof, and that it is fully familiar with the condition of the Premises and the Building.

                     (b) Notwithstanding the foregoing, Landlord agrees to perform the work described on Exhibit B (“Landlord’s Work”) in the Premises to make the same more suitable for Tenant’s continued occupancy. Landlord shall perform Landlord’s Work at its sole cost, in a good and workmanlike manner. Tenant acknowledges that Landlord’s Work will be performed during normal business hours, and Landlord shall have access to the Premises for the purpose of completing such Work.

                    4. Rent; Tenant’s Share. (a) From and after the Effective Date, Tenant shall pay Annual Rent to Landlord in the following amounts:

Period	Per Square Foot	Annual Rent

9/1/06 – 8/31/07	$7.00	$206,500.00
9/1/07 – 8/31/09	$7.25	$213,875.00
9/1/09 – 8/31/11	$7.50	$221,250.00

                    (b) From and after the Effective Date, the Tenant’s percentage share of common area expenses (including without limitation real estate taxes, insurance premiums, and all costs of operating, maintaining and repairing the Building, the common areas and the property of which the Building is a part) shall be 69.42%.

                    5. No Assignment or Sublease. (a) Tenant shall not assign the Lease, or enter into any sublease of any or all of the Premises, without obtaining Landlord’s prior written consent on each such occasion, such consent not to be unreasonably withheld. If Tenant receives any (i) rent or other consideration or value received by Tenant as a result of any assignment, or (ii) rent or other consideration or value received by Tenant as a result of any sublease of the Premises over and above the rent payable under the Lease (or any portion subject to such a sublease), Tenant shall pay fifty percent (50%) of such excess to Landlord as additional rent under the Lease, as and when payable by the assignee or sublessee. Landlord’s consent to any one assignment or subletting shall not derogate from Tenant’s obligation to obtain such consent for subsequent transactions, and Tenant shall always remain fully and primarily liable for its obligations under the Lease, notwithstanding any assignment or sublease.

                    (b) Tenant shall in any case remain primarily liable for the performance of all obligations and covenants under the Lease, and no such subletting shall affect or diminish such liability. Any subtenant shall have a financial condition and net worth reasonably acceptable to Landlord, shall use the Premises for the permitted uses only, and shall agree in writing (using Landlord’s then standard form of consent to sublease) that such sublease is in all respects subject and subordinate to the Lease.

                    (c) If and at each such time as Tenant shall intend to enter into any sublease, then Tenant shall give Landlord notice of such intent and the terms of such sublease not earlier than sixty (60), and not later than thirty (30), days prior to the effective date of such proposed sublease, and Landlord may elect to terminate the Lease (if less than all or substantially all of the Premises are covered by such sublease, then such termination shall affect only that portion of the Premises proposed to be covered by such sublease) by giving notice to Tenant of such election not later than fifteen (15) days after receipt of Tenant’s notice and, upon the giving of such notice by Landlord, the Lease shall terminate with respect to such portion as of the date on which such sublease would have become effective, with the same force and effect as if such date were the date originally set forth herein as the expiration of the Lease. If Landlord shall elect to terminate the Lease with respect to any portion of the Premises as hereinabove provided, then from and after the effective date of such termination, the definitions of Annual Rent, additional rent, and Premises shall be adjusted to reflect that portion of the Premises that remains subject to this Lease after such termination.

                    (d) Tenant shall reimburse Landlord as additional rent, upon receipt of demand, for any reasonable costs that may be incurred by Landlord in connection with any proposed assignment or sublease and any request for consent thereto, including without limitation the costs of making investigations as to the acceptability of any proposed subtenant and attorneys’ fees.

                    6. Tenant’s Representations. As a material inducement to Landlord entering into this Amendment, Tenant certifies to Landlord that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Building which are not contained or referred to herein or in the Lease, (ii) Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; (iv) Tenant has not assigned its interest in the Lease, or sublet or licensed any portion of the Premises, to any third party or parties; (v) no consent or approval of any third party is required for Tenant to enter into and perform its obligations under this Agreement; and (vi) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

                    7. Brokers. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealings or communications with any broker or agent (other than Cushman & Wakefield of Massachusetts, Inc., whose fee will be paid by Landlord) in connection with this Amendment, and Tenant covenants and agrees to pay, hold harmless and indemnify the Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named broker) claiming through the Tenant with respect hereto.

                    8. Corporate Action, Etc. Tenant represents and warrants that it has taken all necessary corporate, partnership or other action necessary to execute and deliver this Amendment, and that this Amendment constitutes the legally binding obligation of Tenant, enforceable in accordance with its terms. Tenant further represents and warrants that it has full and complete authority to enter into and execute this Amendment and acknowledges that Landlord is relying upon Tenant’s representation of its authority to execute this Amendment and Tenant shall save and hold Landlord harmless from any claims or damages, including reasonable attorneys’ fees, arising from Tenant’s misrepresentation of its authority to enter into and execute this Amendment.

                    9. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

                    10. Binding Effect. As amended hereby, the Lease is ratified and confirmed and declared to be in full force and effect.

IN WITNESS WHEREOF, parties have set their respective hands as of the date first above written.

LANDLORD:

WAKEFIELD INVESTMENTS, INC.

By:

Name:
Title:
Hereunto duly authorized

TENANT:

BRUCE TECHNOLOGIES, INC.

By:

Name:
Title:

By:

Name:
Title:

EXHIBIT A

Plan of Premises

EXHIBIT B

•	Add bathroom ES; if feasible, configure to have doors away from main hallway and not facing the manufacturing floor;

•	New tile front lobby, hallways and training room;

•	New carpet for two offices;

•	Wall to roof closing off office dead space;

•	Paint and seal floor defining safety manufacturing areas;

•	Paint all support beams RED;

•	Additional lighting to complete warehouse pattern to the edge/walls;

•	Configure AC/heat units for two areas defined on the plan;

•	New thermostats;

•	Add electrical: (i) 3-480 disconnect box per plan; and (ii) sub-panel outside training room, providing separate circuit for assembly;

•	Conduit between operations: two or three conduits to house data/phone, alarm and power (questionable on power);

•	Clean up expansion space, removing all non-usable AC, heaters and support structures;

•	Plumbing: (i) new fixtures, and (ii) fix any leaks as needed and address poor drainage;

•	Repair leaks as needed in lobby/entrance;

•	Seal concrete block in second half of building as needed to prevent leaks